WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

Wabash National Corporation
Fourth Quarter Earnings Results Call
February 13, 2007
Operator
Greetings, ladies and gentlemen, and welcome to the Wabash National Corporation fourth quarter 2006 earnings results conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation.
(OPERATOR INSTRUCTIONS).
As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host, Mr. Dick Giromini, President and Chief Executive Officer. Thank you, Mr. Giromini. You may begin.
Dick Giromini — Wabash National — President and CEO
Thank you. Good morning. Before we begin, I would like to make an important announcement. As with all of these types of presentations, this morning’s contains certain forward-looking information including statements about the Company’s prospects, the industry outlook, backlog information, financial conditions and the like.
As you know, actual results could differ materially from those projected in the forward-looking statements. These statement should be viewed in light of the cautionary statements and risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission.
Welcome to Wabash National’s fourth quarter and year end 2006 earnings call. I’m Dick Giromini, President and CEO. In the conference room with me this morning is Bob Smith, our Chief Financial Officer. I would like to welcome all of the listeners on today’s telephone conference call as well as those listening live via the Wabash National Internet site webcast. At the conclusion of the prepared portion of our presentation, we will open the call for questions from the listening audience.
Well, recognizing that this is my first time hosting this call as CEO, I would like to take a moment to comment about Bill Greubel, our current Chairman and previous CEO. Bill came to Wabash during its darkest period back in early 2002 and led it through a turn around that many said couldn’t be done, reaching performance levels never before achieved for this business. I thank him for his leadership and guidance throughout those four plus years. Now the burden falls squarely on me to first lead this Company back to those levels and then beyond.
That said, 2006 turned out to be a mixed year of both success and challenge for our Company. Financial results did not meet your expectations or ours. We faced continued upward pressure from raw material, commodity prices, had a more difficult launch of our new Alpha line than what we had hoped, and faced disruptions related to the implementation of our new ERP system.
That is all mostly in our past now, as we have made significant progress throughout the year in addressing and resolving most of those challenges. We are a better Company today than we were prior to taking on those challenging initiatives.

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

We absolutely needed to implement a fully integrated ERP system. It was long overdue. The choice was not if, but when. We chose to get it done and get it behind us. The system is now greatly stabilized with operating performance now exceeding pre-ERP launch and we’re beginning to leverage the power of the system.
Similarly, our decision to develop and install the most technologically advanced trailer assembly line was the right one. If we are to be the leading trailer manufacture and retain that lead, then we must always take the steps to stay ahead of the competition and to head off future offshore threats by having the best in quality fit and finish in the industry, along with productivity leadership.
Alpha line has achieved that and more. The alpha product is clearly the highest quality product manufactured in the industry. Those are not my words, but the words of countless current customers and potential customers who have visited and seen the product and the line.
Just this past week, the alpha line team achieved our original targeted level of 20 units in a shift, substantiating our original beliefs of what could be accomplished. Additionally, we have learned much from this initiative for future efforts to optimize other lines. In fact, we have already translated many of the lessons learned to our other lines in bringing the fit and finish and process yield performance to the highest levels ever across the business. Don’t take it from me — ask our customers. Enough about alpha.
Other reasons for excitement include many of the other steps and initiatives that we put in place during the past year plus. Our alternative sourcing or more appropriately, strategic sourcing efforts, are gaining more and more attraction as we have now completed 17 formal master supply agreements with current and/or new suppliers with all delivering significant savings over previous arrangements to the tune of some $21 million annualized which you are now beginning to realize.
Our midmarket penetration efforts continue to yield great success with over 500 new customers earned during the past year of which 70 come from the midmarket segment. These accounted for over 4,000 units this past year.
Additionally, the continued focus on enhanced fit and finish combined with our superior thermal insulation have gained us another large new customer order for our line haul reefer product, raising our presence even more and providing for full utilization of those facilities across three shifts.
And don’t be misled by the goodwill impairment charge that we took against our retail segment; that group continues to make improvements year after year and is an important and integral part of our business now and going forward. And despite all of the purchase accounting gymnastics that clouds the numbers, our newest addition to the Wabash family, Transcraft, performed even better than expectations and we look forward to another excellent year from that team.
Finally, our aggressive efforts to improve pricing and regain some past lost margin are beginning to pay off with recent bookings reflecting higher overall margins. This is a delicate balance between margin enhancement and lost orders or customers, but one we are committed to.

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

I will make just a few comments about fourth quarter and let Bob fill in the details later. While not readily visible, results in Q4 did show marked operational improvement versus Q3. Prices improved by some $6 million versus raw materials; however, were mostly offset by the seasonal impact of lower production volumes and less operating days.
Additionally, you will note that as we build product, the labor and burden costs associated with that trailer at the time of build, builds with it onto the balance sheet until shipped, at which time it is recognized as revenue and cost on the income statement. Therefore, product manufactured in Q3 at the higher cost impacted by the ERP launch related inefficiencies spilled over into Q4, further clouding the real improvements made.
I will comment that our first quarter will also be impacted by less operating days as we elected to take an additional week down at the beginning of the year due to soft early year orders and have been producing at lower daily line schedules than back in Q3 last year. We are ramping up currently and will be at daily schedules similar to late last year by the mid second quarter. I will let Bob fill in the rest when he speaks later.
Looking at the industry in 2006 and forward, factory shipments for vans were 193,000 units versus 2005 at 181,000 units. In our van business we’re expecting to regain some of the market share that we lost last year as a result of the disruptions related to our ERP implementation, getting back to the near 28% share level for this part of our business and within 0.5% of our high in 2005.
Productivity remains fairly strong with order placement at a reasonable level for this time of year with bookings within 1,000 units of where we were last year at this time. This places us at over 60% toward our projection for the full year.
The ATA truck tonnage index had been depressed during the period September through November, but showed some signs of life in December with a 3.8% gain to 110.8, bringing the full year to a level some 3% off the prior year.
Industry cancellations, an important indicator, continued to remain in check, bouncing around in the 2% to 5% level each month during the past fifteen months. The flatbed or platform market has been hit hard by the slowdown in new housing starts and related construction industry softness, leading us to decrease our projections in that segment.
Raw material and component costs will remain mixed throughout the year. While we’ve taken measures to at least manage the aluminum side through our forward purchase actions, it is anyone’s guess as to where it will head throughout the year.
Stainless steel continues its upward climb due to rising nickel costs having more than doubled during the past twelve months and we don’t see that slowing any time soon. Galvanized seems to have been more stable in recent months after hitting highs in midyear and we expect it to be relatively flat throughout this year. The one positive may be hot rolled steel, which has begun to show signs of pulling back after three years, albeit still at levels nearly 50% higher than in 2003.

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

Looking forward, what does this all mean? We would expect the overall market for 2007 to be somewhat softer than 2006. ACT has just released an adjustment to their 2007 forecast reflecting approximately a 5% drop year-over-year versus their previous forecast that was basically flat or a 1% drop. We remain somewhat more conservative in our view based on conversations with many of our customers and other suppliers within our industry along with the slow start to the year and has set our internal forecast at a level approximately 10% softer than 2006 or some 249,000 total trailer units and 173,000 van units. ACT has also hinted that in March that they may be further adjusting their numbers more in line with what we are forecasting.
All that said, we would expect to sell a total of some 52,000 to 53,000 units in 2007 with 5,000 of those being platform trailers out of our Transcraft unit; reflecting market share of some 21% overall, and 27% in vans. Our strength will remain in our DuraPlate product line with expectations of over 75% of all products we build. However, our refrigerated product will increase from just over 10% of our total build in 2006 to nearly 14% of total build as a result of increased efficiencies, product quality improvements, and the growing recognition of the superior quality of our reefer product in the marketplace.
However, potential upside could be the post effect of the class A truck pre-buy that took place during the past twelve to fifteen months, with most fleets having purchased well above their normal planned replacement levels for power units, there could be a shift of focus by the fleets to upgrading their trailer fleets. That would bode well for us and the whole van industry — van trailer industry. Time will tell.
Other upside could be the continued penetration growth of composite wall trailers in the market. While more competition has now moved to composites, it is evident that it is their customers who recognized the value of the composite wall trailer who are driving this. That too bodes well for future growth opportunities as we are the only ones who have the premier, proven DuraPlate composite wall product out there. All other’s composite panels are unproven imitations being purchased from out of Asia. Again, time will tell that we have the installed resident DuraPlate composite panel producing capacity to continue to take advantage of this growth in demand.
Enough from me. I will now turn it over to Bob Smith, Chief Financial Officer, to provide you the detail around the numbers. Bob?
Bob Smith — Wabash National — CFO
Good morning, everyone. Welcome to snowy Lafayette today. We’ll take a run through the numbers and try to fill in some of the information that isn’t in the press release.
Sales — $354 million in the fourth quarter. We did 15,400 new units of which 14,000 were van units. For the quarter we reported a net loss of $5 million or $0.16 a share. Remember, when we calculate the earnings per share number, that because we are in a loss position, the convertible notes are excluded from the calculation as they would be anti-dilutive.
Sort of the short version on the goodwill impairment — annually we conduct an analysis of all the goodwill that we have on our books. We look at the economics and the expectations for the future and we determined that there was a de minimus [mission] in value of the asset. And we then applied purchase accounting rules to

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

figure out what is the goodwill that should be left on the books. It resulted in that we wrote off the goodwill related to WNTC.
And as Dick said, I think it’s important to remember that the retail business, we have been shrinking the base over the last few years. We have had some change in the way the fleets deal with used trailer trade-ins. And that has an implication on the revenues and earnings from trades and also the earnings from our parts and service business. But this is an integral part of our go-to-market strategy. It plays a very important role in expanding our customer base and supporting our customers.
Also in the fourth quarter, there is a benefit from the reversal of several valuation allowances related to our deferred tax assets, amounting to $5 million, primarily related to several state tax issues which we settled within the last month or two. There is no impact on cash taxes from this event currently and we continue to have NOLs available to us.
For the fourth quarter, as Dick said, Transcraft continued to be a very good acquisition for us.
By the fourth quarter, as Dick said, Transcraft continued to be a very good acquisition for us. They net added about $30 million to sales on 1,400 units which amounted to almost $5 million in an operating income contribution.
During the quarter, we have repurchased almost 700,000 shares at a cost of approximately $10 million or [$14.62] per share. I would note that the shares were done late in the quarter and don’t have a significant impact on the EPS calculations for the period, but will come into play more next year.
Again, on the sales side, $354 million of sales, 15,400 units. This compares to $362 million on 16,600 units in the third quarter of this year, and $341 million on 16,200 units in the fourth quarter of last year.
In making the year-over-year comparisons, remember that Transcraft wasn’t in the mix last year. And second, that the fourth quarter of last year was significantly influenced by the post-Katrina Hurricane effects as units were delayed in the third quarter and ended up going out in the fourth quarter. And we sold our eastern Canadian branches right at the back end of last year.
Manufacturing sales amounted to $327 million. Retail sales to $47 million, approximately 1,000 units coming from retail, and then the eliminations amounted to roughly $20 million on 900 new units.
By product line, new trailer revenues amounted to $325 million and that is down slightly from the third quarter when they were $329 million. That is roughly an 8% decline or 1,200 units; compared to a year ago, they were down roughly 2,200 units.
It is important to note that in the fourth quarter our average selling prices increased approximately 7% from the third quarter. This is a trend that we have seen over the last several quarters where we have had improving ASPs. One factor in there is the mix of product that’s being sold. In the fourth quarter we did very few [pup] and converter dollies, so we have had an increase in long vans and refrigerated units.

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

Another item influencing ASP is the mix of our sales to partners or core customers. It was down about 10% from the third quarter and amounted to approximately 35% of the units sold.
The used trailer business did about $11 million in revenues on 1,500 units. ASPs remained in the high $7,000 range. Availability of units continues to be a problem as we haven’t seen many large trade packages of late and that is holding back our used trailer business. ASP varies depending on what the mix and it’s a little bit lower than it has been lately.
The parts and service business continues to do well. It’s been running about $13 million in sales, just a tad down from where it was in the third quarter. Seasonality is an influence on what’s going on in that business. Other is roughly $5 million of sales and it represents primarily freight charges to customers.
Gross margin — we got back to the 8% level in the fourth quarter and this is certainly not where we expect it to stay. But coming off 7.2 in the third quarter, it’s a good move in the right direction.
Influencing the gross margins was the fact that we have had, as Dick mentioned, an increase in selling prices relative to material costs, roughly $6 million. I think an important thing to remember is that the fourth quarter is generally a slow period in our business. We have fewer working days because of the holidays and we take a holiday shutdown, which tends to burden the trailers in that period with more costs; and certainly we felt that this year.
Another thing to remember is that we were still carrying trailers from the third quarter which were sold in the fourth quarter. Those trailers were bearing the burden of some of our ERP implementation issues. Directionally, hours on an overall average basis per trailer are up slightly but this reflects mix more than anything else. If you looked at individual lines, I think we continue to show improving trends in terms of hours per trailer and also improving trends in terms of yield. The Transcraft business continues to produce margins well above our averages.
Looking forward, as Dick mentioned, overall we will be looking at about 52,000 units next year. The ASPs we expect to see continued improvement, but again, it’s a balancing act, as Dick has mentioned. From a materials cost perspective it seems to be a bit of a mixed bag but with some upward bias, hopefully at a more moderate rate than we have seen in the past. We continue to pursue both increased selling prices and cost reduction initiatives, although our ability to attain either is not fully assured.
Again, the initiatives we continue to work are the Alpha semi-automated production lines, DI, standardization and strategic sourcing and we expect them all to be good contributors for us.
Again, we have made good progress with the ERP system. We are managing the issues and as can be seen from some of the productivity, we are on top of the problem and we are just starting to tap into the available benefits to us. We expect Transcraft to be again, a good positive contributor for us going forward, possibly at somewhat lower levels of volume. As Dick mentioned, that 2007 will start a little slowly but overall we expect it to be a good year by historical measures.

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

From an SG&A standpoint, we spent $18.8 million in the quarter, approximately 5.3% of sales. This was up from where we were in the third quarter and of course up from where we were in the fourth quarter of last year. When we look at it fourth to third, IT cost, professional fees, particularly audit and legal, were a major contributor to the increase. When we look at it against the year-ago period, Transcraft added to the mix because of their SG&A spend and also the amortization that we have related to the intangibles that were acquired.
Interest and other expense amounted to about $1.8 million for the period. During the quarter our average borrowings amounted to approximately $11 million. Essentially we incurred incremental interest costs of roughly $300,000 because we were borrowing under the revolver. Foreign exchange is essentially a non-event.
Other net included some property — some gains on property and a small gain on disposing of leased equipment — the [TMM] leases that we held were sold to [TMM] during the period.
From a tax perspective, again, we solved some state tax problems and were able to reduce approximately $5 million in reserves. Going into 2007, we expect the effective rate will be in the high 30s — 38%, 39% for the year. Cash taxes will be de minimus as we continue to have NOLs available to us. EPS, the calculations are in the press release.
Depreciation and amortization — $5 million in Q4. Full year was $21 million and we would expect to be in and about that range for 2007. Capital expenditures for the year amounted to $13 million; the big pieces of that primarily the ERP system completion and the balance primarily maintenance and replacement type capital. As we look to 2007 again, we would expect our spending to be in the low teens for next year.
Headcount — we ended up with roughly 4,000 full-time employees at the end of the year. And when we look at our manufacturing operation in Lafayette, the full-time to part-time ratio was about 85/15.
Backlog — $512 million at December 31. This compares to $516 million a year ago, although in this year’s backlog we have roughly $28 million related to Transcraft.
Cash — we ended the year with $30 million on the balance sheet. Our liquidity, which is defined as cash plus available borrowings under our credit line, stands at $155 million. Accounts Receivable, $110 million. DSO, 28 days. So that is in good shape for us.
Inventories — we ended the year with $133 million; a little higher than what we had estimated. We were talking about $125 million but at the time we really weren’t planning on stockpiling a lot of tires and that accounts for the majority of the difference.
With that, I will turn it back over to Dick.
Dick Giromini — Wabash National — President and CEO
Thanks, Bob. In summary, 2006 was a year of ups and downs for Wabash National. We made nice progress operationally in gaining back the lost traction that we had suffered during our ERP implementation and are

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

now operating at levels exceeding those prior to the launch. Alpha line has come a long ways in recent months; continues to gain consistency. Our strategic sourcing efforts have been nicely successful with 17 new master supply agreements all yielding nice savings going forward.
We further strengthened our management team at all levels with higher octane additions to our team. There is a renewed focus on execution and a commitment to value creation for our stakeholders. While it may take another quarter to finally see the effects hit our reported numbers, I am confident we are on the right path.
At this time we will take questions. Operator?
Operator
(OPERATOR INSTRUCTIONS). Peter Nesvold, Bear, Stearns & Co.
<Q>: Welcome aboard, Dick. A new captain here. I guess I want to start first with the outlook for production for the year. If I strip out about 1,400 Transcraft deliveries in fourth quarter and third quarter, I get — or van deliveries for the year of about 56,700. And if I strip out the 5,000 guidance with for the year on flatbeds from the 52 to 53 for ‘07, I get about 47,500 van deliveries for 2007. So that would imply about a 16% decline in sort of the organic van outlook. And so number one, I want to confirm that I’m running through that math right. And number two, I was hoping you could elaborate on why you expect a mid-teens decline in production for that product segment.
Dick Giromini — Wabash National — President and CEO
I think some of your numbers — I think your assessment on where you came up with for ‘07 seem to be pretty close. ‘06, early in the year one of the things that I think you have left out of your analysis is we were producing containers early in the year. We got out of that business. So some of those units would be in your gross numbers for ‘06. And then we have some other products that we produce that are in the gross numbers such as converter dollies that obviously aren’t van units. So your van unit number is a little bit high.
<Q>: Are you able to quantify what the van deliveries were in ‘06?
Bob Smith — Wabash National — CFO
Yes, Peter, they were about [54,500].
<Q>: But if I take [47,500] —
Bob Smith — Wabash National — CFO
There is no doubt that the number is coming down a bit, Peter, into next year and the 47,000 is the expectation that we have on the table. And I think what we’re trying to do is react to a market situation while we have a good backlog in terms of units in the fold at the moment, and we are clicking away pretty much at the same point we were last year in terms of the outlook, but it is a slower, I guess I would say developing order pattern than we had; last year as you recall, it was very strong early. It was good early, it wasn’t strong

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

early, and we have obviously got some work to fill up the backlog between now and call it April when a lot of the action occurs — not to say that we don’t keep working at it as the year goes on.
Dick Giromini — Wabash National — President and CEO
As I stated in my comments, Peter, we took a week out, an additional week out this year during the Christmas holidays. So we got one less week in January that we have operated. And we started up at a lower per day rate than what we were previously. So there is a little bit of slowness initially. But the quote and order board is looking good.
As I stated, we are within 1,000 units of where we were at this time last year. But we also have conditioned our numbers because of the aggressive approach we’re taking on recapturing and addressing our pricing, there is that potential that we may — running that fine line between capturing and losing customers with some of the pricing. So we’re trying to take a look at that. So we believe there is probably about a 10% softness in the market for this year. We combine that with maybe a little bit of challenge in that we may lose a customer or two because of the tougher stance we are taking on the pricing side.
<Q>: Sure, well, I think we’re willing to trade revenue for margin at this point. Bob, what was the Transcraft — what was the backlog as a stand-alone a year ago versus the $28 million that it was at the end of ‘06?
Dick Giromini — Wabash National — President and CEO
Not terribly dissimilar from what I just quoted. Dollars may be a tad different but units are more or less the same thing. Remember, these guys don’t operate or Transcraft doesn’t operate in the same fashion that we do. They go mainly through a dealer body of 130 or 140 dealers compared to us, where we go direct and we’re taking orders that stand anywhere from six to 18 months depending on the customer. They’re looking at orders that are pretty short term in their view.
So we think their backlog relatively speaking is in good shape and not dissimilar to what their backlog has been at the end of any given quarter since we’ve been involved with them.
<Q>: And on the CapEx guidance, high teens for ‘07.
Dick Giromini — Wabash National — President and CEO
Low teens, Peter.
<Q>: I’m sorry, low teens, okay, well, still meaningful less than what we talked about a year or so ago with additional automation. So does that suggest that the beta and additional lines for automation are on hold for now until you are up to speed completely on Alpha?
Dick Giromini — Wabash National — President and CEO
Yes, that’s probably a good assumption on your part, Peter. We still had plans to further optimize other lines but we’ve just had that major breakthrough last week in getting to the 20 units in a shift that we have been working on for a long time. And what we’re now assessing is taking the best of what we have learned from Alpha and the best features of Alpha and then incorporating those features so we get the best bang for our

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

buck. So we still have the intentions to go forward on other lines, but that would be incremental to the 13. Those are the known activities at this time. And then we would plan from that standpoint going forward.
<Q>: And how many shifts are you running right now on Alpha?
Dick Giromini — Wabash National — President and CEO
We’re just running one shift right now.
<Q>: So if you are up to 20 units per shift now, do you foresee going to a second shift and maybe slowing some of the manual lines?
Dick Giromini — Wabash National — President and CEO
What we would do — well, it depends on what the backlog at the time and what the loading is for the lines, but the plan would not be to decrease the other shifts. We would just add to Alpha as the backlog fills. And that would not be until a few months down the road, is what our plan is at this point.
<Q>: And just one last housekeeping question and then I will hand it off. Bob, I don’t know if you mentioned this in your comments, SG&A is 14.2 and sales expense of 4.6. A little higher than we were anticipating. Is there anything that was kind of one time-ish in there or should I assume that’s the run rate going forward now that Transcraft is fully on the books?
Bob Smith — Wabash National — CFO
What we have in there is a little bit of heavier spending related to some costs associated with professional fees, primarily audit. As you are well aware, we have been struggling with getting through the ERP system and that has cost us some money going forward. I would say that we have a little bit of upward bias going into next year and we continue to have a creep in terms of stock-based type compensation because we weren’t fully up to a run rate. And we will be trading off some of the inefficiencies of this year for hopefully getting back into a bonus paying situation next year. So I think there’s a little bit of an upward bias on that, Peter.
Operator
(OPERATOR INSTRUCTIONS). John Garnish, Clover Capital Management.
<Q>: I have heard that there are some problems getting tires for larger equipment. I am a little surprised to see that you had to add $8 million in additional inventory for tires for the trailers. Could you just expand on what you are seeing in that market and why you felt the need to add so much inventory on the tire side?
Bob Smith — Wabash National — CFO
John, the principal issue that we were dealing with is our prime supplier, Goodyear, went out on strike, October? Somewhere in the early part of the fourth quarter. And we tried to take the prudent measure and make sure that we had enough tires available to service our customers’ requirements through the fourth quarter and into next year. Because quite honestly, that strike didn’t settle until sometime in December. So the situation was kind of tight and we wanted to be protected.

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

Dick Giromini — Wabash National — President and CEO
We will be working those down as the weeks go by. But we did the right thing by making sure that we secured enough supply so that we weren’t going to have — the fact that we had a tire shortage affect our ability to build and ship product.
<Q>: That sounds like a reasonable decision. When do you expect to get back to a more normal inventory level for your tires? Would that be a first quarter workdown?
Bob Smith — Wabash National — CFO
It will work itself down through the course of the quarter and into the second quarter. It is a little bit also dependent on customer requirements and what tires they are specifying.
<Q>: And then my other question is also related to the inventories. The value of the inventories obviously has gone up. And I just wondered if you could give some sense for how much of that is related to the increase in the cost of the raw materials?
Bob Smith — Wabash National — CFO
Over the course of the year there’s probably 8% to 10% that is in there. I’ve giving you that as a little bit of an off the top, because we have seen continued push from a year ago on steel and aluminum and some of the components we buy.
<Q>: What I am driving at here obviously, I just want to make sure that you are not getting larger volumes built up or that you don’t have any unsold inventory sitting around your lots.
Bob Smith — Wabash National — CFO
No, our volumes — they are a little higher than where we ended up at the end of last year. Part of that obviously, is units at Transcraft that we didn’t have in last year. Part of that is just timing of sales. And I think from an overall perspective, that we went from — we were up roughly 1,000 units when all is said and done, ex-Transcraft.
And from our perspective the good news is our work in process at the end of 2006, you could almost count it on two hands. We did not have any units in process at the end of the year or hung up with the issues that we had been fighting in terms of making sure parts were available and trailers were completed when they got to the end of the line. So I think we are in fairly decent shape going into the year in terms of units in the inventory.
Quite frankly, just for everybody, to remind them, that we virtually build no units on a speculative basis except for having units available for our branches and some of our dealers. So units that we build are built to customer order. And give or take 1,000 units would be kind of the high point of what we would have in stock.
Operator
George Mihalos, Lord, Abbett.

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

<Q>: Dick, congratulations on your first conference call and promotion. A few quick questions. How many units did you end up in finished good inventory — maybe even in sort of WIP that’s almost finished at the end of the year?
Bob Smith — Wabash National — CFO
In the work in process inventory as I said, George, it is less than 15.
<Q>: Less than 15 — 1-5?
Bob Smith — Wabash National — CFO
At Lafayette. So it is better than it has ever been, I think is the way to describe that. In total we had about 3,300 units in finished goods including Transcraft and that would be up from roughly 2,000 total finished and work in process units at the end of last year.
<Q>: Is that partly related to a decision not to pay to ship the units to customer but sort of wait for them to pick them up?
Bob Smith — Wabash National — CFO
We are not incentivizing our customers to come get their units. We are delivering units at their request. We are engaging them to come in and get, as Bill likes to say, the damn trailers off the lot. We continue to do that.
And a little bit of it is just the timing of what was going on and freight was down a bit as you went into the fourth quarter. So I think those are things that have a tendency to influence what is going on. When we look at Transcraft, I think the thing there is that because they go through dealers primarily, whatever units they have on the lot, more likely than not they are paid for.
Dick Giromini — Wabash National — President and CEO
Yes. And the other thing, in the numbers that Bob was quoting, that includes all of the trailers that we have resident at all of our branches. So it’s not just pick ups, they may be at our branches for local sale, for small quantity sale, for display. And those are probably numbers that we haven’t talked about before when people think about what is here in Lafayette. We do have those spread across our branches across the country.
<Q>: So Dick, how many of those 3,300 are at branches, you believe?
Bob Smith — Wabash National — CFO
Roughly about 600, George.
Dick Giromini — Wabash National — President and CEO
That actually reside at the branches.
Bob Smith — Wabash National — CFO
Probably with an inventory of 50 or 60 per branch on average.

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

<Q>: So the WIP is actually very small, which suggests it is sort of partly related to the fact that you have sort of a production shut down at the end of the year. But that also suggests that somehow the production quality is better. Is that the right way to interpret that?
Dick Giromini — Wabash National — President and CEO
Both of your comments are accurate, George. The quality — the focus on the floor — they have taken it up a notch. There is a level of energy and enthusiasm on getting it right the first time that we have worked very hard for a long time to get to that level; probably at an all time high.
And your other comment about the fact that we have that year end shut down, obviously helps that and brings it down to the kind of level you saw. But on a day-to-day basis, they are consistently operating in very, very low territory. The first pass or process yield levels are at the highest levels that we have seen. So Joe Zachman and his team are doing an excellent job of driving that whole mindset toward build it right the first time and put it into the finished goods and take it from there.
<Q>: One thing I didn’t understand in your comments, Dick, on the midmarket, you talked about 550 new accounts — but I didn’t understand — you said 70 were from the midmarket. So the other ones are even smaller — smaller fleets, is that right?
Dick Giromini — Wabash National — President and CEO
Correct, George. The 70 would be what we would refer to as that midmarket sized account. And then we are always picking up new customers, which is also important to our diversification efforts. And that just reflects the total number of new customer names that we have added.
<Q>: And those 70 customers in midmarket accounted for 400 units? Is that what you said?
Dick Giromini — Wabash National — President and CEO
4,000.
<Q>: Of the 52,000 units that you have, that you plan for — maybe I should say over the 47,000 van units, do you have a sense of how many will go to partners and how many are going to go to your midmarket accounts?
Dick Giromini — Wabash National — President and CEO
Well, probably somewhere in the 35%, 40% will be in the partners side of the world and the balance would be all others.
<Q>: So that is a fairly similar ratio to this year.
Dick Giromini — Wabash National — President and CEO
Yes, it might be a little lower on the partners side —

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

Bob Smith — Wabash National — CFO
A little lower on the partners side, George, as we have looked at the year, partners have crept up this year compared to what they were in the last two, three years.
<Q>: Is there a particularly big order there that has been pushing the partner numbers?
Bob Smith — Wabash National — CFO
I can’t say that there is a particularly large order, because you see amongst the 15 or so people we have identified as the partners, the historic core customers, they all have their individual buying cycles that they work on. It just turned out that that is where they are this year.
<Q>: Then just one more question — on the cost side, you identified those 17 master supply accounts contracts that could save $21 million annualized. That is a big number — I guess that is up to 150 bips of gross margin. How much of that 21 you have already benefited from and how much is really sort of an ‘07 event?
Dick Giromini — Wabash National — President and CEO
I don’t have that split in front of me, George. I do want to throw out a little bit of caution — that’s what comes out of those supply agreements. Then we always fight the offset challenges of components or materials that are not covered under supply agreements where there is push-through, price increases. So just to demonstrate the efforts that are going on in our purchasing side of the business, but I don’t want you to walk away thinking that it is all net (indiscernible) to the business.
Operator
Chip Miller, Bays Capital Management.
<Q>: If you look at your major operating metrics, productivity, process yields, throughput — it certainly felt by the beginning of the fall you had gotten back to where you were at the beginning of the year. Can you just tell me how that trended through the fourth quarter? Basically were your operating metrics continuing to improve throughout the fourth quarter and do you expect them to continue to improve in the first quarter?
Bob Smith — Wabash National — CFO
The operating metrics have been on an uptick. And the principal one that we’re looking at it is the process yield. How many good trailers or how many complete trailers are ready to go once they have run down the line. And that guy has shown improvement pretty much month in and month out since we hit the bottom in midyear.
Some of the other metrics, as I was mentioning earlier, they are influenced a bit by — on a overall basis, what’s the mix of the product going through and things like that. But when you look at each of the lines, I think it’s fair to say that line hours have shown improvement. Units will tick down a bit just because of seasonality. So, me, I am feeling good that we’re headed in the right direction. And certainly on a higher piece of the hill than we were three months ago and out of the valley where we were six and seven months ago.
<Q>: Do you think you can get back to where you were on an operational basis, where you were in ‘05?

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

Bob Smith — Wabash National — CFO
When you are saying that, from an operational perspective I’m not sure we’re not there already. When you look at the numbers, they may not translate quite as well because of what has gone on in terms of pricing, particularly in the past 12 months where we have been — we have let the prices get away from us a little bit. We are pushing to get it back up and certainly costs have continued to increase.
So from how does the plant floor work? I’m convinced it’s better than it has ever been. I’m a tough audience on that crowd.
Operator
Peter Nesvold, Bear, Stearns & Co.
<Q>: I think the answer to Chip’s question begs the question — the next question then — if operationally things are back to where they were in ‘05, on past calls, Bill would talk about the ability to get back to those 10% to 12% gross margins again. You were at 8% this quarter. And granted there were fewer production days, but how confident are you in getting back to that 10% to 12% margin if this is primarily now a function of competitive pricing and materials costs, none of which you really have a lot of control over?
Bob Smith — Wabash National — CFO
Peter, given the last four or five quarters, it’s good to be pointed up. We think we can continue to push the thing up. But I’m not going to say that two quarters from now or whatever is when we are going to get there. We think we have an ability to achieve those levels going forward. But it’s a little bit of a choppy market at the moment. And we are pressing the price lever and we are going to get some pushback on it and that may have some adverse consequences to us. Right at the moment, as Dick has mentioned, sourcing looks to be pretty good on a relative basis. So we are encouraged. But I don’t think we want to jump out on the limb too far at the moment.
<Q>: What about for first quarter ‘07? Do you anticipate — sequentially, what happens? Again, fewer production days in the fourth quarter but you took a line slow down in the first quarter, early first quarter. Do you kind of see it flat here or is there an opportunity to take it up a little bit in the first quarter?
Dick Giromini — Wabash National — President and CEO
First quarter is going to be challenged, Peter, because of the less days and the lower build levels that we came out of the shutdown with. And we’re just ramping up. So we will be challenged with the overheads that stay with the business that are going to be carried on the units being built. So first quarter will be challenged somewhat.
<Q>: And then final question — I think you mentioned that you are doing a good job or confident making progress on the sourcing front, I think for raw materials. In the past you talked about global sourcing and that the vast majority of the components you purchased are within 300 miles of the factory. Where are you in your plans to start stretching the supply chain to other countries?

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

Dick Giromini — Wabash National — President and CEO
We are working that process. It takes time. But we have made some progress in doing some sourcing. We were very small in past conversations and presentations on the amount of offshore materials that we brought in. That actually has increased by some 50%. But those percentages can be misleading because the volume was so low before that we were offshore. But we are making progress. We’re getting more materials, more components coming in from offshore. But it is not a panacea. You have to find the right sources. You have to find reliable sources. And we had been challenged to get ones that can meet our quality expectations, understand what the [PEPAP] requirements are. So we are doing a lot of teaching and training of some of these sources because one thing we will not compromise is the quality, reliability, integrity of the componentry that we put into our trailers.
So we are pushing it. We have made a number of trips. China has been kind of a focal point on finding sources there. And Steve Miller and his team have been very active and we’re making progress. But we’re not going to make missteps along the way.
<Q>: And the components for which you have increased your global sourcing efforts, is it still things like wire harnesses? And I believe LED lights was another example. Is that a fair representation of the types of components that you are looking —
Dick Giromini — Wabash National — President and CEO
Those are some of the things that are in the list of items that we’ve — some bracketry, some lower risk type things, some things just as you say in the lighting and harnessing world that there is some expertise in China, mainly through what the efforts that the automotive community have done. And those are kind of the things that we’re taking, the lower risk type stuff first and we’re still working on some of the other things that maybe are more structural components that require some extensive testing, durability testing to assure that we aren’t going to get any problem once we go forward with them.
Operator
George Mihalos, Lord, Abbett.
<Q>: Just a follow-up on the contract that you have right now on your backlog. Do you have raw material price escalation in all the contracts? Or are you still exposed to some of them?
Dick Giromini — Wabash National — President and CEO
We try — when we quote, George, we try and project where we see, if we know of an upcoming increase or we expect an adjustment and we try to build that into our cost model. We are not always perfect with it but we do try to anticipate that. We have taken forward positions on the aluminum side to try and mitigate some of that choppiness. There is no guarantees with that but at least we have taken some positions and we have a policy that we follow.
So we feel better about that situation than we have maybe in prior years because we are probably more disciplined with that than we were in the past. And we have learned a lot over the last three years on how you go about applying cost on a forward-looking basis than what we did maybe four years ago.

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WABASH NATIONAL CORPORATION	WNC	Q4 2006 Earnings Call	Feb. 13, 2007

<Q>: And is there still some remnants of contracts where really there was just no protection, and I think you had at least one in ‘06?
Dick Giromini — Wabash National — President and CEO
Yes, we have one, maybe two now that still have a tailing effect into ‘07. Those will work themselves out by early third quarter.
<Q>: Early third quarter?
Dick Giromini — Wabash National — President and CEO
Yes, it is far less impact than it was in the past.
<Q>: And then a quick follow-up on the bonus situation. I think we all hope that you get big fat bonuses this year. But is there a threshold? Is it an EPS threshold or a margin threshold that the Board is holding you accountable to sort of activate the bonus?
Dick Giromini — Wabash National — President and CEO
Absolutely. We don’t prescribe to the giveaway approach. So there is a threshold performance level that we would be required to meet before any financial bonuses —
<Q>: At current gross margin levels, the bonuses — are there any bonuses at current gross margin levels or not?
Dick Giromini — Wabash National — President and CEO
We focus on a number of different measures. So we have to obtain certain levels of performance against those measures as deemed by our Board, and if we don’t hit those measures then there would not be any awards.
<Q>: Can you give us a sense of those measures, Dick?
Dick Giromini — Wabash National — President and CEO
I can’t share what the detail of the measures are, but there are — I can assure you that we will need to perform if the folks expect to get an award.
Operator
I’m showing no further questions in queue. I would like to turn it back to management.
Dick Giromini — Wabash National — President and CEO
Thank you, operator. Well, with that, that concludes our call for today. Thank you all for joining us and for your patience.

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